UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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AutoNation, Inc.
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AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301
NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2018 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, April 19, 2018, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:

(1)	To elect the ten director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2018;

(3)	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on February 21, 2018, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.
By Order of the Board of Directors,
C. Coleman Edmunds
Executive Vice President, General Counsel
and Corporate Secretary
March 6, 2018

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On March 6, 2018, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 19, 2018

Our 2017 Annual Report and this proxy statement are available at www.edocumentview.com/an.

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AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof. Our Annual Meeting will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, April 19, 2018, at 8:00 a.m. Eastern Time.
Only stockholders of record as of the close of business on February 21, 2018 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 91,824,778 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on or about March 6, 2018.
INFORMATION ABOUT THE ANNUAL MEETING
Annual Meeting Proposals

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Independent Auditor for 2018	FOR
3	Stockholder Proposal Regarding Independent Board Chairman	AGAINST
Voting Matters
Quorum. The holders of at least 45,912,390 shares (a majority of shares outstanding on the record date) must be present in person or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Annual Meeting may vote in person by obtaining a ballot from the inspector of elections.
Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, vote instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote in person at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter. To be elected, director nominees must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each other matter on the agenda requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2 and 3, abstentions will be counted as present and entitled to vote and will have the same effect as negative votes. For Proposal 3, broker non-votes will not be counted as present and entitled to vote. Brokers will have discretionary authority to vote on Proposal 2 since it is considered a routine matter under NYSE rules.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxies will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors, or if no recommendation is given, in their own discretion.
Proxy Solicitation
We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting. You may be asked to present valid photo identification and proof of stock ownership as of the record date to be admitted to the Annual Meeting. Directions to the Annual Meeting are provided under “Directions to the 2018 Annual Meeting of Stockholders of AutoNation, Inc.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the ten persons listed below to stand for election for a term expiring at the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.” In order to avoid conflicts with increasing automotive advisory relationships, Karen C. Francis will not be seeking re-election to the Board at the Annual Meeting, when her current term as a director is scheduled to expire.
Except for Jacqueline A. Travisano, all of the nominees for director were elected by our stockholders at our 2017 Annual Meeting of Stockholders. Mike Jackson, our Chairman, Chief Executive Officer and President, suggested Ms. Travisano as a nominee for director.
Our Board nominees consist of a diverse group of leaders. Many of them have experience serving as executive officers or on boards and board committees of major companies. Many of them also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets. Our directors have a strong owner orientation - approximately 22% of our common stock is held by our directors or entities or persons related to our directors (as of February 21, 2018). The median age and tenure of our Board nominees are 54 and 7.5 years, respectively.
We have set forth below information regarding each person nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our Board nominees provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders.
Mike Jackson, age 69, has served as our Chief Executive Officer and Director since September 1999, as our Chairman of the Board since January 2003, and as our President since June 2017. He also served as our President from February 2015 until January 2017. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated 11 automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. Since January 2018, Mr. Jackson has served as Chair of the Board of Directors of the Federal Reserve Bank of Atlanta. From January 2015 until December 2017, he served as the Deputy Chair of the Board of Directors of the Federal Reserve Bank of Atlanta. He was appointed to the Board of Directors of the Federal Reserve Bank of Atlanta in January 2014, after having previously served on the Board of Directors of the Federal Reserve Bank of Atlanta’s Miami Branch. Mr. Jackson’s automotive experience, his position as our Chief Executive Officer, and his broad knowledge of our Company and the automotive industry led the Board to conclude that he should serve as one of our directors.
Rick L. Burdick, age 66, has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick is managing partner (international) and chair of the global energy practice of the firm. He also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States. Mr. Burdick’s experience as a senior partner at a large law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
Tomago Collins, age 46, has served as one of our directors since October 2014. Since July 2012, Mr. Collins has served as Vice President, Communications of Kroenke Sports & Entertainment (“Kroenke”), which owns and operates a multi-billion dollar portfolio of real estate, sports franchises, and cable networks. Mr. Collins has served in various positions at Kroenke since August 2003, including as Vice President, Media from November 2010 until July 2012 and as Vice President, Media & Player Development from October 2008 until November 2010. Mr. Collins serves as a director of Republic Services, Inc. Mr. Collins’ business development, strategic planning, and public affairs experience, as well as his public company board experience, led the Board to conclude that he should serve as one of our directors.

David B. Edelson, age 58, has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President and Chief Financial Officer of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, and lodging industries. He joined Loews as a Senior Vice President in May 2005 and became its Chief Financial Officer in May 2014. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman, Sachs & Co. and subsequently with JPMorgan Chase & Co. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his prior experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.

Robert R. Grusky, age 60, has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company. From August 2008 until December 2012, he served as a director of AutoZone, Inc. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Kaveh Khosrowshahi, age 50, has served as one of our directors since October 2015. Since 2002, Mr. Khosrowshahi has served as a Partner and Managing Director of Allen & Company LLC, an investment bank, and as co-head of Allen & Company LLC’s Capital Markets Group. Mr. Khosrowshahi’s investment and finance experience led the Board to conclude that he should serve as one of our directors.
Michael Larson, age 58, has served as one of our directors since February 2010. Mr. Larson serves as chief investment officer for William H. Gates III, a position he has held since 1994. He is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. He serves as a director of Republic Services, Inc., Ecolab Inc., and Fomento Economico Mexicano, S.A.B. de C.V. In addition, he is Chairman of the Board of Trustees of two funds within the Western Asset Management fund complex. From April 2009 through December 2014, he served as a director of Grupo Televisa, S.A.B. Mr. Larson’s investment and business experience and broad understanding of the capital markets, business cycles, and capital investment and allocation led the Board to conclude that he should serve as one of our directors.
G. Mike Mikan, age 46, has served as one of our directors since March 2013. Mr. Mikan has served as Chairman and Chief Executive Officer of SHOT-ROCK CAPITAL, LLC, a private investment capital group, since January 2015. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group Incorporated, including as Executive Vice President and Chief Financial Officer and as Chief Executive Officer of UnitedHealth’s Optum subsidiary. Mr. Mikan serves as a director of Princeton Private Investment Fund. He served as a director of Best Buy from April 2008 until December 2012. Mr. Mikan’s operational and public company leadership experience and his broad understanding of capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Alison H. Rosenthal, age 41, has served as one of our directors since March 2011. Ms. Rosenthal is founding partner of Moxie Works, a technology investment group. Since March 2017, she has served as a member of the Advisory Board of Wealthfront, Inc., an automated investment service. From September 2014 to January 2017, she served as Vice President of Strategic Partnerships at Wealthfront, Inc. From July 2013 until August 2014, Ms. Rosenthal served as Chief Operating Officer of MessageMe, a company that developed and offered a multimedia messaging application for mobile devices. She served as Executive in Residence at Greylock Partners, a leading venture capital firm, from December 2011 until July 2013. From February 2006 until January 2011, Ms. Rosenthal led various initiatives in the Business Development Department at Facebook, Inc., where she served as Senior Manager from February 2006 until July 2008 and as Head of the Global Operator Program, Mobile from July 2008 until January 2011. Ms. Rosenthal served as an associate at General Atlantic Partners, LLC, a global private equity fund focused on IT, from February 2001 until June 2003 and as an analyst at Goldman, Sachs & Co. from July 1998 until July 2000. Ms. Rosenthal’s technology experience, including in the areas of mobile applications and social media, and investment and finance experience led the Board to conclude that she should serve as one of our directors.
Jacqueline A. Travisano, age 48, is the Executive Vice President for Business and Finance and Chief Operating Officer of the University of Miami, a private research university. From 2011 to 2017, Ms. Travisano served as Executive Vice President and Chief Operating Officer of Nova Southeastern University. Ms. Travisano’s senior executive and financial, accounting, and operational experience led the Board to conclude that she should serve as one of our directors.
Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of January 31, 2017. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with NYSE listing standards.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines and the codes referenced above by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Corporate Governance Highlights

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Proxy Access. In December 2016, the Board amended and restated our bylaws to implement “proxy access.” Our bylaws permit a stockholder, or a group of up to 20 stockholders, who has owned 3% or more of our common stock for at least three years to nominate and include in our proxy materials director candidates representing up to the greater of two individuals or 20% of the Board, provided the stockholder(s) and the nominee(s) satisfy the requirements and conditions specified in our bylaws. See “Stockholder Proposals and Nominations for the 2019 Annual Meeting” below.

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Majority Voting with Resignation Policy for Uncontested Director Elections. Our Guidelines provide that an incumbent director who fails to receive a majority vote in an uncontested election shall tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance and Nominating Committee.

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Lead Independent Director. Under our Guidelines, if our Chairman of the Board is not an independent director, the independent directors shall annually select one of the independent directors to serve as the lead independent director with specified responsibilities. See “Role of the Board and Board Structure” below.

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Recoupment Policy. In February 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation. Under the policy, if a covered officer engages in fraud, intentional misconduct, or gross negligence, and as a result, we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, then we may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which we are required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. See “Compensation Discussion and Analysis - Policy Regarding Recoupment of Certain Incentive Compensation” below.

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Stock Ownership Guidelines; Holding Requirement. Our non-employee directors and executive officers are subject to robust stock ownership guidelines. In January 2017, the Board amended our executive stock ownership guidelines to provide that a covered executive is expected to retain 50% of any shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), he or she receives upon the vesting or settlement of any equity awards or the exercise of any employee stock options, until the applicable threshold under the guidelines is met. See “Board Compensation - Director Stock Ownership Guidelines” and “Compensation Discussion and Analysis - Executive Stock Ownership Guidelines” below.

Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations. Our Board reviews and approves the Company’s long-term strategic plan developed by management. Our Board also reviews management’s ongoing and long-term plans for capital allocation.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes a review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Compensation, Corporate Governance and Nominating, Finance, and Technology committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant risks related to financial reporting and internal controls, as well as our process for assessing and managing risks. Our Compensation Committee reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. Our Finance Committee is responsible for reviewing and making recommendations to the Board with respect to our capital structure and our capital allocation strategy, as well as financial risk management strategies and policies. Our Technology Committee reviews with management our technology strategies and related risks. While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.
The positions of Chairman of the Board and Chief Executive Officer (“CEO”) are both currently held by Mike Jackson. The Board believes that this leadership model is currently appropriate for the following reasons:

•	Our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director.

•	Our independent directors meet in regularly scheduled executive sessions led by our Lead Independent Director without management present.

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Our Board is stockholder-oriented and focused on the best interests of our stockholders (approximately 22% of our common stock is held by our directors or entities or persons related to our directors (as of February 21, 2018)), a significant portion of our director’s compensation is equity-based, and the Board has established strong director stock ownership guidelines requiring each non-employee director to hold shares of our common stock having a fair market value of not less than $750,000 as discussed below under “Board Compensation.”

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Our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines and Codes of Ethics” and “Corporate Governance Highlights” above.

•	The combined role enables decisive leadership, ensures clear accountability, and fosters alignment on corporate strategy.

•	Our independent directors annually review the performance of our Chairman, Chief Executive Officer and President.

•	The Board believes that it functions well with its current leadership structure and with Mr. Jackson as Chairman of the Board and Michael Larson as our Lead Independent Director.

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At our 2009, 2010, 2012, 2014, and 2016 Annual Meetings of Stockholders, stockholder proposals to amend our bylaws to require an independent Board chairman were presented, and 86%, 85%, 84%, 72%, and 76% of the votes cast, respectively, voted against such proposals.

In addition, we believe that the current leadership structure of the Board supports its risk oversight functions by providing independent leadership at the committee level, executive sessions of the Board of Directors, and ultimate oversight by the full Board.
In April 2017, our Board re-elected Mr. Larson as our Lead Independent Director in accordance with our Guidelines. The Lead Independent Director’s duties include:

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calling and presiding at executive sessions of the non-management Directors and at meetings of the Board at which the Chairman is not present, and communicating feedback from such sessions and meetings to the Chairman and the CEO;

•	serving as a liaison between the non-management Directors, the Chairman and the CEO, and/or senior management (as applicable);

•	reviewing and advising on Board meeting agendas, schedules, and materials;

•	working with the Chairman and the CEO to approve the scope, quality, quantity, and timeliness of information sent to the Board;

•	being available for communication with major stockholders, in coordination with the Chairman and the CEO; and

•	performing such other duties as the Board may from time to time delegate.
In performing the duties described above, the Lead Independent Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee chairs.
Our Board held twelve meetings and took two actions by unanimous written consent during 2017. In 2017, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served (held during the period for which such person has been a director). Our independent directors held three executive sessions without management present during 2017.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Each person then serving as a director attended the 2017 Annual Meeting of Stockholders.
Board Committees
Our Board has established five separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee, and the Technology Committee. The charters for our Board committees are in compliance with applicable SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.

The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Technology Committee
Rick L. Burdick		✓	Chair
Tomago Collins	✓		✓
David B. Edelson	✓			✓
Karen C. Francis					✓
Robert R. Grusky	Chair
Kaveh Khosrowshahi				✓	✓
Michael Larson*		Chair		✓
G. Mike Mikan		✓	✓	Chair
Alison H. Rosenthal					Chair
* Lead Independent Director
Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our consolidated financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of Mr. Grusky and Mr. Edelson.
The Audit Committee held four meetings and took one action by unanimous written consent during 2017. The Audit Committee Report for 2017, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2017, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things: (i) reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate; (ii) reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; (iv) reviewing the Company’s program for management development and succession planning; (v) reviewing and approving performance-based compensation of executive officers, including incentive awards and stock-based awards; and (vi) administering our equity compensation plans.
Pursuant to the Compensation Committee’s charter, the Compensation Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Compensation Committee as the Compensation Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Compensation Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Compensation Committee as a whole.
The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Compensation Committee also reviews director compensation annually and recommends to the full Board the compensation for non-employee directors. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
Since 2013, the Compensation Committee has engaged Pearl Meyer (“PM”), an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and amount of executive and director compensation. The Compensation Committee sought input from PM on executive and director compensation matters for 2017, including the design and competitive positioning of our executive and director compensation programs, our peer group, appropriate compensation levels, and evolving compensation trends. While the Compensation Committee considered input from PM, the Compensation Committee’s decisions reflect many factors and considerations.
PM does not provide any other services to the Company or its subsidiaries. The Compensation Committee assessed the independence of PM pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent PM from serving as an independent consultant to the Compensation Committee. The Compensation Committee reviews the appointment of its independent compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC and NYSE rules.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. Our Board has also determined that each Compensation Committee member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code. The Compensation Committee held six meetings and took two actions by unanimous written consent during 2017.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; and (vii) recommending to our Board assignments to committees.
Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2017, the Corporate Governance and Nominating Committee held three meetings and took one action by unanimous written consent.
The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.

Finance Committee
The duties and responsibilities of the Finance Committee include reviewing and, where appropriate, making recommendations to the Board with respect to: (i) the Company’s capital structure and any material changes thereto, including potential issuances of debt or equity securities; (ii) the Company’s capital allocation strategy, processes and plans, including the Company’s cost of capital; (iii) share repurchase programs and debt repurchases; (iv) financial risk management strategies and policies, including hedging and the use of derivatives; and (v) the Company’s short-term investment policy.
Our Board has determined that each Finance Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2017, the Finance Committee held four meetings and took no actions by unanimous written consent.
Technology Committee
On April 19, 2017, our Board established a Technology Committee. The duties and responsibilities of the Technology Committee include reviewing and, where appropriate, making recommendations to the Board with respect to: (i) the financial, strategic, and operational benefits of proposed technology-related projects, (ii) our technology strategies, including our existing capabilities, infrastructure, and systems, (iii) the quality and effectiveness of our technology security systems, and (iv) existing trends in information technology and new technologies, applications, and systems.
Our Board has determined that each Technology Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. The Technology Committee held two meetings and took no actions by unanimous written consent during 2017.
Director Independence
Under our Guidelines, our Board must consist of a substantial majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent:

•
our Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company); and

•	a director must not have a disqualifying relationship, as set forth in the NYSE listing standards.
To assist the Board in determining whether a director is independent, our Board has established director independence standards, which are part of our Guidelines available at investors.autonation.com. Under our director independence standards, none of our non-employee director nominees has a material relationship with the Company that impairs his or her independence, and our Board has affirmatively determined that all of our director nominees, except Mr. Jackson, our Chairman, Chief Executive Officer and President, are “independent” under our director independence standards and the listing standards of the NYSE.
In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not:

•	accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their director compensation, or

•	be an affiliated person of the Company or any of its subsidiaries.
In accordance with the listing standards of the NYSE, in affirmatively determining the independence of each director who serves on our Compensation Committee, our Board also considered all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of each such director, including any consulting, advisory, or other compensatory fee paid by the Company to him or her, and

•	whether he or she is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.
Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders.
 In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.
The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit, Compensation, Corporate Governance and Nominating, Finance, and Technology committees also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for such committee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. Under SEC rules, a related party is defined as any director, executive officer, nominee for director, or greater than 5% stockholder of the Company, and their immediate family members. Since the beginning of 2017, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.

Board Compensation
Our non-employee director compensation program is designed to:

•	ensure alignment with long-term stockholder interests;

•	ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above; and

•	recognize the time commitments necessary to oversee the Company.
Summary
For 2017, our non-employee director compensation program consisted of the following:

•	annual Board retainer of $50,000 for each non-employee director;

•	annual retainer of $25,000 for the Lead Independent Director;

•
annual committee retainers of $20,000 for the Chair of the Audit Committee and $10,000 for the Chair of each of the Compensation, Corporate Governance and Nominating, Finance, and Technology Committees;

•	annual award of restricted stock units based on a fixed dollar value of $250,000 as described further below; and

•	expense reimbursement in connection with Board and committee meeting attendance.
On January 3, 2017, each of our non-employee directors received a grant of 5,073 (calculated by dividing $250,000 by the closing price of our common stock on the grant date and rounding down to the nearest whole number) vested restricted stock units (“RSUs”) under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan (as amended, the “2014 Director Plan”), which was approved by our stockholders at our 2014 Annual Meeting of Stockholders. The RSUs will settle in shares of the Company’s common stock on the first trading day of February in the third year following the date of grant, except to the extent a recipient elected to defer settlement of the RSUs beyond such date in accordance with the terms of the award and the 2014 Director Plan. Settlement of the RSUs will be accelerated in certain circumstances as provided in the terms of the award and the 2014 Director Plan, including in the event the recipient ceases to serve as a non-employee director of the Company. If the Company pays a dividend with respect to its common stock, each RSU award will be credited with a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to the number of shares subject to the award on the dividend record date divided by (ii) the fair market value per share on the payment date for such dividend. Any such additional RSUs will be subject to the same terms and conditions of the award, and the shares subject to such additional RSUs will be distributed only upon the distribution of the underlying shares with respect to which the dividend equivalents were granted. In January 2017, in connection with the adoption and approval of the AutoNation, Inc. 2017 Employee Equity and Incentive Plan, our Board approved an amendment to the 2014 Director Plan to reduce the number of shares available for issuance from 1,000,000 to 600,000.
Our non-employee directors became eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”) beginning in January 2011. Please refer to “Executive Compensation - Compensation Tables - Non-Qualified Deferred Compensation in Fiscal 2017” for additional information regarding the DCP.

2017 Director Compensation
The following table sets forth the compensation earned during 2017 by each non-employee director who served in 2017.

2017 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Rick L. Burdick	60,000	(2)	249,997	309,997
Tomago Collins	50,000		249,997	299,997
David B. Edelson	50,000	(2)	249,997	299,997
Karen C. Francis	50,000	(2)	249,997	299,997
Robert R. Grusky	70,000	(2)	249,997	319,997
Kaveh Khosrowshahi	50,000		249,997	299,997
Michael Larson	85,000		249,997	334,997
G. Mike Mikan	60,000		249,997	309,997
Alison H. Rosenthal	60,000	(2)	249,997	309,997

(1)
The amounts reported in this column reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. On January 3, 2017, each non-employee director received a grant of 5,073 vested RSUs under the 2014 Director Plan. The grant date fair value of each RSU granted on January 3, 2017 was $49.28, the closing price per share of our common stock on such date.

(2)	Amount deferred under the DCP.
Outstanding Equity Awards
The following table sets forth information regarding the number of RSUs and the number of options held by each non-employee director who served in 2017, as of December 31, 2017:

Name	Aggregate Number of RSUs Held as of 12/31/2017	Aggregate Number of Options Held as of 12/31/2017

Rick L. Burdick	14,332	80,000
Tomago Collins	14,332	—
David B. Edelson	16,832	142,000
Karen C. Francis	5,073	—
Robert R. Grusky	16,832	105,000
Kaveh Khosrowshahi	9,332	—
Michael Larson	14,332	110,000
G. Mike Mikan	16,832	15,000
Alison H. Rosenthal	16,832	55,000
2018 Director Compensation
On January 2, 2018, each of our non-employee directors received a grant of 4,764 (calculated by dividing $250,000 by the closing price of our common stock on the grant date and rounding down to the nearest whole number) vested RSUs under the 2014 Director Plan pursuant to our non-employee director annual equity award program.

Director Stock Ownership Guidelines
On March 17, 2014, our Board amended our director stock ownership guidelines to increase the ownership expectation from $100,000 to $750,000 in shares of our common stock. Each non-employee director is expected to satisfy the new guidelines by the later of March 17, 2019 or five years after his or her initial appointment to the Board. The following table sets forth information regarding the number of shares (including vested RSUs) held as of February 21, 2018 by each non-employee director nominated to stand for election.

Name	Number of Shares Held	Fair Market Value of Shares Held ($)(1)	Progress Towards Stock Ownership Guidelines(2)
Rick L. Burdick	38,586	1,996,440	Achieved
Tomago Collins	19,096	988,027	Achieved
David B. Edelson	28,946	1,497,666	Achieved
Robert R. Grusky	32,677	1,690,708	Achieved
Kaveh Khosrowshahi	14,096	729,327	Achieved
Michael Larson	27,096	1,401,947	Achieved
G. Mike Mikan	28,596	1,479,557	Achieved
Alison H. Rosenthal	24,096	1,246,727	Achieved

(1)	The fair market value of the shares is based on the closing price of our common stock on February 21, 2018 ($51.74).

(2)
In the event that a director meets the threshold and subsequently the fair market value of such director’s holdings falls below the threshold solely due to a decline in our stock price, such director shall be deemed to remain in compliance with the guidelines so long as such director does not sell or transfer any shares at any time the fair market value of his or her holdings is at or below the threshold.

Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our Lead Independent Director should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.

Stockholder Proposals and Nominations for the 2019 Annual Meeting
Proposals for Inclusion in our Proxy Materials
Under SEC rules, if a stockholder wishes to submit a proposal for inclusion in our Proxy Statement for the 2019 Annual Meeting of Stockholders, the proposal must be received by our Corporate Secretary not later than November 6, 2018. All proposals must comply with Rule 14a-8 under the Exchange Act.
Nominations for Inclusion in our Proxy Materials (Proxy Access)
Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement candidates for up to 20% of our Board (rounded down, but not less than two). Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to us not earlier than October 7, 2018 nor later than November 6, 2018. Detailed information for submitting proxy access nominations will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Other Proposals and Nominations
Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our bylaws, including delivering proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 20, 2018 nor later than January 19, 2019. Detailed information for submitting stockholder proposals or nominations, other than for inclusion in our proxy statement, will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of February 21, 2018 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
William H. Gates III One Microsoft Way, Redmond, WA 98052	20,329,879	(2)	22.1%
ESL Investments, Inc. and related entities(3) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	15,375,718	(4)	16.7%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	6,000,000	(5)	6.5%
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055	5,669,376	(6)	6.2%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	5,052,525	(7)	5.5%
Artisan Partners Limited Partnership and related entities(8) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	5,029,319	(9)	5.5%

(1)	Based on 91,824,778 shares outstanding at February 21, 2018.

(2)
Based on a Schedule 13D/A filed with the SEC on November 6, 2017, the number of shares beneficially owned by Mr. Gates as of February 21, 2018 includes 18,431,162 shares held by Cascade Investment, L.L.C. (“Cascade”) and 1,898,717 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade, and all shares of our common stock beneficially owned by the Trust may be deemed to be beneficially owned by Mr. Gates as a co-trustee of the Trust. Mr. Gates has sole voting power with respect to 18,431,162 shares and shared voting power with respect to 1,898,717 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033, and the address of the Trust is 500 Fifth Avenue North, Seattle, WA 98119.

(3)
Includes ESL Partners, L.P. (“Partners”), RBS Partners, L.P. (“RBS”), ESL Investments, Inc. (“Investments”), The Lampert Foundation (the “Foundation”), and Edward S. Lampert. Partners, RBS, Investments, the Foundation, and Mr. Lampert are collectively referred to as the “ESL Entities.”

(4)
Based on a Schedule 13D/A filed with the SEC on December 11, 2017 and a Form 4 filed with SEC on January 26, 2018, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 3,672,316 shares held by Partners, 212,821 shares held by the Foundation, and 11,490,581 shares held by Mr. Lampert. Each of Partners, RBS, and Investments has sole voting and dispositive power with respect to 3,672,316 shares and shared dispositive power with respect to 11,490,581 shares; the Foundation has sole voting and dispositive power with respect to 212,821 shares; and Mr. Lampert has sole voting power with respect to 15,375,718 shares, sole dispositive power with respect to 3,885,137 shares, and shared dispositive power with respect to 11,490,581 shares.

(5)	Based on a Schedule 13G/A filed with the SEC on February 13, 2017, Capital Research Global Investors has sole voting and dispositive power with respect to 6,000,000 shares.

(6)	Based on a Schedule 13G filed with the SEC on February 1, 2018, Blackrock, Inc. has sole voting power with respect to 5,144,715 shares and sole dispositive power with respect to 5,669,376 shares.

(7)
Based on a Schedule 13G/A filed with the SEC on February 12, 2018, The Vanguard Group has sole voting power with respect to 43,473 shares, shared voting power with respect to 10,259 shares, sole dispositive power with respect to 5,000,688 shares, and shared dispositive power with respect to 51,837 shares.

(8)
Includes Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), and Artisan Partners Asset Management Inc. (“APAM”). APLP, Artisan Investments, Artisan Holdings, and APAM are collectively referred to as the “Artisan Entities.”

(9)
Based on a Schedule 13G filed with the SEC on February 7, 2018, each of the Artisan Entities has shared voting power with respect to 4,731,398 shares and shared dispositive power with respect to 5,029,319 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of February 21, 2018 regarding the amount of our common stock beneficially owned by (1) each of our directors and Board nominees, (2) each of our 2017 named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes shares that may be acquired within 60 days of February 21, 2018 through the exercise of outstanding stock options (including, in the case of Messrs. Jackson and Cannon, who are retirement eligible under our equity compensation plans, currently unvested stock options that would accelerate in the event of their retirement, and, in the case of each non-employee director, currently unvested stock options that would accelerate in the event of termination of Board service and vested restricted stock units), as well as shares of restricted stock. Unless otherwise indicated and subject to applicable community property laws, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number	Percent(1)
Mike Jackson	114,463		1,394,963	(2)	1,509,426	1.6%
Rick L. Burdick	19,490		99,096	(3)	118,586	*
Tomago Collins	—		19,096	(4)	19,096	*
David B. Edelson	7,350		163,596	(5)	170,946	*
Karen C. Francis	500		9,837	(4)	10,337	*
Robert R. Grusky	13,081		104,596	(6)	117,677	*
Kaveh Khosrowshahi	—		14,096	(4)	14,096	*
Michael Larson	13,000		124,096	(7)	137,096	*
G. Mike Mikan	9,500		34,096	(3)	43,596	*
Alison H. Rosenthal	2,500		76,596	(5)	79,096	*
Jacqueline A. Travisano	—		—		—	*
Cheryl Miller	6,999	(8)	150,295		157,294	*
Thomas M. Conophy	4,658	(9)	—		4,658	*
Donna Parlapiano	11,469	(10)	53,788		65,257	*
Marc Cannon	15,930	(11)	76,957		92,887	*
William R. Berman(12)	—		—		—	*
Jonathan P. Ferrando(13)	33,000		257,975		290,975	*
All directors and executive officers as a group (17 persons)	234,644		2,413,190		2,647,834	2.8%

*	Less than 1%.

(1)	Based on 91,824,778 shares outstanding at February 21, 2018.

(2)
Includes 829,427 shares that may be acquired upon exercise of vested options, and 565,536 shares underlying unvested options since Mr. Jackson is eligible for retirement treatment under the Company’s equity compensation plans. All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary. Mr. Jackson disclaims beneficial ownership of 236,391 shares underlying unvested options, which options he has agreed to transfer in the future pursuant to a transaction that will be exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder.

(3)	Includes 19,096 vested restricted stock units.

(4)	Represents vested restricted stock units.

(5)	Includes 21,596 vested restricted stock units.

(6)	Includes 19,596 vested restricted stock units.

(7)	Includes 14,096 vested restricted stock units.

(8)	Includes 903 unvested shares of restricted stock.

(9)	Includes 3,750 unvested shares of restricted stock.

(10)	Includes 7,929 unvested shares of restricted stock.

(11)	Includes 5,548 unvested shares of restricted stock.

(12)
Mr. Berman resigned from his position as President and Chief Operating Officer of the Company effective as of May 15, 2017 and separated from the Company on June 30, 2017. We have no information regarding his common stock ownership as of February 21, 2018. Accordingly, information regarding number of shares of common stock owned is presented as of his separation date.

(13)
Mr. Ferrando resigned from his position as Executive Vice President - General Counsel, Corporate Development and Human Resources of the Company effective as of March 31, 2017. We have no information regarding his common stock ownership as of February 21, 2018. Accordingly, information regarding number of shares of common stock owned is presented as of his separation date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, certain of our officers, and persons who beneficially own more than 10% of our stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2017, and written representations that no reports on Form 5 were required, our directors, executive officers, and greater than 10% beneficial owners complied with all such applicable filing requirements, except that one Form 4 for one transaction was filed late for Ms. Parlapiano, two Forms 4 for two transactions were filed late for Christopher Cade, and one timely-filed Form 3 for Mr. Iserman was amended to include shares previously omitted, in each case due to an administrative error that was not the fault of the reporting persons.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Compensation Committee:
Michael Larson, Chair
Rick L. Burdick
G. Mike Mikan

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our compensation programs are administered by the Compensation Committee (referred to as the “Committee” in this section) of the Board. The Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things:

•	reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate;

•	reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals;

•	reviewing and approving the compensation of all of our corporate officers;

•	reviewing the Company’s program for management development and succession planning;

•	reviewing and approving performance-based compensation of executive officers, including incentive awards and stock-based awards; and

•	administering our equity compensation plans.
Since May 14, 2015, the Committee has consisted of Messrs. Larson (Chair), Burdick, and Mikan.
This section discusses the Company’s compensation policies and programs as it relates to the following “named executive officers” whose compensation information is presented in the tables that follow:

Mike Jackson	Chairman of the Board, Chief Executive Officer and President
Cheryl Miller	Executive Vice President and Chief Financial Officer
Thomas M. Conophy	Executive Vice President and Chief Technology Officer
Donna Parlapiano	Executive Vice President, Franchise Operations, Mergers & Acquisitions, and Corporate Real Estate
Marc Cannon	Executive Vice President - Chief Marketing Officer, Communications and Public Policy
William R. Berman	Former President and Chief Operating Officer
Jonathan P. Ferrando	Former Executive Vice President - General Counsel, Corporate Development and Human Resources
Mr. Berman resigned from his position as President and Chief Operating Officer of the Company effective as of May 15, 2017 and separated from the Company on June 30, 2017. Mr. Ferrando resigned from his position as Executive Vice President - General Counsel, Corporate Development and Human Resources of the Company effective as of March 31, 2017. See “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures” for a description of the separation agreements we entered into with Mr. Ferrando and Mr. Berman in connection with their separations of employment.
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals, which are reviewed by our Board, and to create an owner-oriented culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance incentive award based solely on the achievement of a pre-established performance goal, and long-term incentive awards in the form of stock-based awards. The Committee strives to ensure executive compensation aligns management with the Company’s annual and long-term plans and strategy.

Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, and increasing long-term stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
For 2017, as in prior years, a significant portion of each named executive officer’s total compensation was allocated to compensation in the form of an annual performance-based incentive award and stock-based awards in order to provide incentives to create and maintain long-term stockholder value. The Committee also reviewed and considered total compensation in setting each element of compensation for our named executive officers.
The Role of the Compensation Consultant. Since 2013, the Committee has engaged PM, an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and level of executive compensation. The Committee sought input from PM on executive compensation matters for 2017, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels, and evolving compensation trends. See “Board of Directors and Corporate Governance - Board Committees - Compensation Committee” above for more information regarding the Committee’s engagement of PM.
The Role of Peer Companies and Benchmarking. As part of its review of executive compensation for 2017, the Committee reviewed the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. For purposes of 2017 executive compensation decisions, there were no changes to our peer group as compared to 2016. For 2017, our peer group consisted of the following companies:

AutoZone, Inc.	GameStop Corp.	Nordstrom, Inc.
Bed Bath & Beyond Inc.	The Gap, Inc.	Ross Stores, Inc.
Best Buy Co., Inc.	Genuine Parts Company	Staples, Inc.
CarMax, Inc.	Kohl’s Corporation	Tiffany & Co.
Dollar General Corporation	L Brands, Inc.	The TJX Companies, Inc.
Dollar Tree, Inc.	Macy’s Inc.
The Committee reviewed the executive compensation benchmark data, including a report prepared by PM containing its findings, data, and recommendations, in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2017. The Committee, however, did not set executive compensation at a specific target percentile within the peer group. The Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance, and scope of responsibilities, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.

2017 Financial Performance Highlights
At our 2011, 2014, and 2017 Annual Meetings of Stockholders, our executive compensation program was approved by our stockholders, on an advisory basis, by more than 96%, 98%, and 98% of the votes cast, respectively. The Committee believes that this level of approval is indicative of our stockholders’ strong support of our compensation philosophy and goals, and the Committee has continued to closely link executive compensation with the achievement of performance goals. Since 2011, AutoNation’s earnings per share from continuing operations and total revenue have grown 130% and 56%, respectively.

2017 Employee Equity and Incentive Plan
In January 2017, the Board, upon the recommendation of the Committee, discontinued the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”) and approved the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “2017 Plan”), in each case subject to stockholder approval of the 2017 Plan. The 2017 Plan was adopted to advance the interests of the Company by providing eligible individuals of the Company and its affiliates with an opportunity to acquire or increase a proprietary interest in the Company, and to receive performance-based cash and equity incentive compensation, in order to create a stronger incentive to expend maximum effort for the growth and success of the Company and its subsidiaries, and to encourage such eligible individuals to remain in the employ of the Company or its affiliates. Our stockholders approved the 2017 Plan at the 2017 Annual Meeting held on April 19, 2017 with approximately 98% of the votes cast voting for approval of the 2017 Plan. The 2017 Plan also replaced the AutoNation, Inc. Senior Executive Incentive Bonus Plan (the “Executive Incentive Plan”).
2017 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2017 were:

•	base salary;

•	annual incentive award; and

•	long-term incentive compensation in the form of restricted stock units (“RSUs”).
 Executive officers are also entitled to limited perquisites and other benefits as outlined below under “Perquisites and Other Benefits.” The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2017.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation.

For 2017, the Committee, advised by PM and based on a review of the factors set forth above, adjusted the annual base salaries for Mses. Miller and Parlapiano. Effective as of February 16, 2017, the annual base salary for each of Ms. Miller and Ms. Parlapiano was $650,000.
Annual Incentive Awards
2017 Incentive Awards
A core component of our compensation program is the AutoNation Operating Performance incentive plan (the “AOP”), the annual incentive compensation program in which incentive award-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. In January 2017, the Committee established a performance goal under the AOP for 2017 based upon a specified level of adjusted operating income per basic share (set at a higher level than the Company’s actual performance in the prior year), taking into consideration our 2016 financial results, planned capital investments, anticipated corporate transactions, macroeconomic factors, payout opportunities, and pay-for-performance alignment. In prior years, the Committee used two performance measures, one of which was the same adjusted operating income per basic share performance measure used for 2017 (weighted at 75% in prior years). For 2017, the Committee shifted to a single performance measure for the 2017 Incentive Awards in connection with the shift to performance-based restricted stock units discussed below under “Long-Term Incentive Awards.”
The following table sets forth the 2017 threshold, target, and maximum payout levels established under the AOP based on the adjusted operating income per basic share performance metric:

2017 Incentive Awards
Performance		Payout
Threshold	$7.15	50%
Target	$7.94	100%
Maximum	$9.53	200%
In calculating the level of our performance under the AOP, certain adjustments are made to operating income to ensure that operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a U.S. generally accepted accounting principles basis, floorplan interest expense is not included in operating income). Operating income per basic share is also adjusted for acquisitions and to reflect a capital charge for the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital.
In order to permit the annual cash incentive awards payable to our senior officers to be tax-deductible by the Company under Section 162(m) of the Code, at the same time that the Committee established a performance goal under the AOP, the Committee established an incentive compensation program for 2017 under our stockholder-approved 2017 Plan, using the same performance goal established under the AOP, for each person then serving as an executive officer of the Company, including Messrs. Jackson, Conophy, Cannon, Berman, and Ferrando and Mses. Miller and Parlapiano. The participants under the 2017 Plan for 2017 incentive award-purposes did not participate in the AOP.
One hundred percent of the target incentive award for each participant in the AOP and the 2017 Plan was based upon achievement of the predetermined performance goal. Incentive awards under the AOP and the 2017 Plan were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goal, with the possibility that awards earned may exceed or be less than the targeted payout level. The Committee had absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the 2017 Plan.
In 2016, as part of its retention efforts with respect to Mr. Jackson, the Committee established a three-year deferred incentive compensation program for Mr. Jackson (referred to as the “Deferred Bonus Program”), which provided that a portion of the incentive compensation earned by Mr. Jackson (equal to the amount earned in respect of 33 1/3% of his base salary) for each of 2016, 2017, and 2018 would be paid to him on a deferred basis in February 2019 (without interest), subject to certain terms and conditions.

The following table sets forth the 2017 threshold, target, and maximum awards, expressed as a percentage of salary, established by the Committee for each named executive officer under the 2017 Plan.

Participant	Threshold	Target	Maximum
Mike Jackson	100.00%	200%	400%
Cheryl Miller	35.00%	70%	140%
Thomas J. Conophy	35.00%	70%	140%
Donna Parlapiano	35.00%	70%	140%
Marc Cannon	35.00%	70%	140%
William R. Berman	50.00%	100%	200%
Jonathan P. Ferrando	50.00%	100%	200%
Actual results for 2017 were above the performance target set by the Committee, and, as a result, the annual cash incentive payouts to our named executive officers (and all other eligible employees) were above target. Based on our financial performance against the performance target, incentive awards under the AOP and the 2017 Plan were paid at 107% of the targeted levels. The following table sets forth our performance under the AOP and the 2017 Plan for 2017:

2017 Performance Metric	Target	Attainment	Payout
Adjusted Operating Income Per Basic Share	$7.94	$8.05	107.00%
Actual payouts to our named executive officers are shown in the table titled “Summary Compensation Table” below.  Pursuant to the Deferred Bonus Program, a portion of the 2017 incentive compensation earned by Mr. Jackson under the 2017 Plan (equal to $445,833) will be paid to him on a deferred basis in February 2019 (without interest), subject to certain terms and conditions.
Long-Term Incentive Awards
The Committee grants stock-based awards to our named executive officers in order to provide long-term incentives, which align the long-term interests of management with the long-term interests of our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and create an owner-oriented culture. For 2017, the Committee administered our equity compensation plans and approved all stock-based awards under the 2017 Plan, which was approved by our stockholders at the 2017 Annual Meeting of Stockholders.
Stock-based awards are approved on an annual basis in amounts determined by the Committee, while carefully considering the cost to us and our stockholders, including common stock dilution. For 2017, the sum of all stock-based awards granted to AutoNation employees represented potential share issuances equal to approximately 0.6% of our outstanding shares of common stock, based on the number of shares of our common stock outstanding at the beginning of 2017.
In January 2017, the Committee, advised by PM and based on a review of peer group and market data, approved the 2017 long-term incentive plan under the 2017 Plan, which included a shift from stock options to performance-based RSU awards (the “2017 RSU Awards”). The 2017 RSU Awards were granted to each of our named executive officers on March 1, 2017, subject to stockholder approval of the 2017 Plan. For accounting purposes, the 2017 RSU awards were considered granted effective upon stockholder approval of the 2017 Plan on April 19, 2017. Mr. Ferrando’s 2017 RSU Awards were canceled prior to stockholder approval of the 2017 Plan.
For 2017, each of our named executive officers received four awards of performance-based RSUs. Each award was granted subject to the achievement by the Company of not less than $400 million of “EBIT” (defined as gross profit, less selling, general, and administrative expenses, floorplan interest expense, and depreciation and amortization) for fiscal year 2017 (the “2017 Performance Goal”).

The first grant, representing approximately two-thirds of the total number of RSUs granted to each named executive officer in 2017, is subject only to the 2017 Performance Goal and a four-year vesting schedule pursuant to which 25% of the grant vests on each of the first four anniversaries of March 1, 2017. The second, third, and fourth grants (collectively, the “2017-2019 RSUs”), together representing approximately one-third of the total number of RSUs granted to each named executive officer in 2017, are each subject to a three-year performance period (fiscal years 2017-2019) based on an additional measure of earnings for the second grant (referred to as “EBITDA” below), a measure of return on invested capital for the third grant (referred to as “ROIC” below), and certain customer satisfaction indices for the fourth grant (referred to as “CSI” below). The second, third, and fourth grants represented 40%, 40%, and 20%, respectively, of the total number of 2017-2019 RSUs granted to our named executive officers in 2017.
The 2017-2019 RSUs will cliff vest following the three-year performance period, with zero to 150% of the target number of shares vesting depending on the Company’s performance relative to the applicable performance goal. Target levels of EBITDA, ROIC, and CSI were established by the Committee in January 2017 after consultation with PM and a review of the strategic plan for fiscal years 2017-2019. The Committee chose EBITDA as a performance measure because they believe that it is a strong indicator of overall financial performance and a key indicator used by industry analysts to evaluate operating performance and that it motivates our executives to drive company growth and profitability. The ROIC measure is intended to hold executives accountable for returns on capital investments. The CSI measure is intended to increase customer satisfaction and retention. The Committee believes that these performance measures appropriately align the interests of our executive officers with the interests of our stockholders, incentivize our executives to strive for continuously improving performance, and provide variable compensation based on performance achieved against pre-established goals.
In 2017, other eligible employees received time-based RSUs subject to a four-year vesting schedule pursuant to which 25% of the grant vests on each of the first four anniversaries of March 1, 2017.
Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, and use of an on-site fitness facility. In addition, Mr. Jackson’s employment agreement provides for personal use of corporate aircraft of up to 70 hours per year.
Employment Agreement with CEO
In January 2015, we entered into an amended employment agreement with Mike Jackson, pursuant to which Mr. Jackson will continue to serve as Chairman and Chief Executive Officer until December 31, 2019. The Committee believes that entering into the employment agreement with Mr. Jackson furthered our efforts to retain him. See “Summary Compensation Table” below for more information.
Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
Our employment agreement with Mr. Jackson provides for payments or benefits to him at, following, or in connection with, termination under certain circumstances. We do not have employment agreements with our other named executive officers. The 2017 Plan, which is our active equity compensation plan, provides for vesting of unvested awards if they are not continued, assumed, or substituted, or in the event a qualifying termination of employment occurs within 24 months, following a change in control. The 2008 Plan provides for accelerated vesting of unvested awards in the event of a change in control. These provisions are designed to promote stability and continuity of senior management. A description of the applicable potential payments pursuant to such provisions for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control” below.
Policy Regarding Recoupment of Certain Incentive Compensation
In February 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation (the “Policy”). Under the Policy, if an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company engages in fraud, intentional misconduct, or gross negligence, and as a result, we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, then we may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which we are required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. Each of our named executive officers is covered by the Policy. A copy of the Policy is available at investors.autonation.com.
Consideration of the Company’s Stockholder Vote on Executive Compensation
At both our 2011 and 2017 Annual Meetings of Stockholders, our stockholders voted, on an advisory basis, to approve a triennial holding of the advisory vote on executive compensation. In addition, at our 2011, 2014, and 2017 Annual Meetings of Stockholders, our executive compensation program was approved by our stockholders, on an advisory basis, by more than 96%, 98%, and 98% of the votes cast, respectively. The Committee believes that the positive outcomes of the “say-on-pay” votes demonstrate strong stockholder support for the compensation programs established by the Committee for our named executive officers, and accordingly, it has not changed its overall approach.
Company Policy on Section 162(m) Limits on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes. An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018, as described below.
H.R.1, formally known as the “Tax Cuts and Jobs Act,” enacted on December 22, 2017, substantially modifies Section 162(m) by, among other things, eliminating the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to our named executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. The Compensation Committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible. H.R.1 also includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of the transition rule.
Executive Stock Ownership Guidelines
In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Board has established stock ownership guidelines for our Chief Executive Officer and President and each Executive Vice President. These guidelines provide that the Board expects that the person(s) holding the offices of Chief Executive Officer and/or President will hold shares of our common stock having a fair market value of not less than four times his or her annual base salary and that each Executive Vice President will hold shares of our common stock having a fair market value of not less than two times his or her annual base salary. In January 2017, the Board amended these guidelines to provide that a covered executive is expected to retain 50% of any shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), he or she receives upon the vesting or settlement of any equity awards or the exercise of any employee stock options, until the applicable threshold under the guidelines is met. In addition, the amended guidelines provide that each covered executive is expected to satisfy the guidelines by the later of January 31, 2022 or five years after he or she became a covered executive.

The following table sets forth information regarding the number and dollar value of shares held by our named executive officers as of February 21, 2018, and lists the specific ownership requirements under the ownership guidelines.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
Name	Ownership as of February 21, 2018		Ownership Requirement
	Number of Shares(1)	Dollar Value of Shares(2)
Mike Jackson	114,463	$5,922,316	$5,000,000 (4 x Salary)
Cheryl Miller	6,096	$315,407	$1,300,000 (2 x Salary)
Thomas M. Conophy	908	$46,980	$1,200,000 (2 x Salary)
Donna Parlapiano	3,540	$183,160	$1,300,000 (2 x Salary)
Marc Cannon	10,382	$537,165	$1,290,000 (2 x Salary)

(1)	Includes common stock beneficially owned by each executive and excludes shares underlying stock options and unvested restricted stock.

(2)	The value of the shares is based on the closing price of our common stock on February 21, 2018 ($51.74).
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for 2017, 2016, and 2015, except in the case of Messrs. Conophy and Cannon who were not named executive officers in 2016 and 2015. This table should be read in conjunction with the narrative descriptions under “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
Mike Jackson Chairman of the Board, Chief Executive Officer and President	2017	1,250,000	—	8,128,579		—		2,675,000	(3)	133,365	(4)	12,186,944
	2016	1,250,000	—	—		7,717,160		2,024,250	(3)	109,968		11,101,378
	2015	1,250,000	—	—		7,074,586		1,699,313	(3)	114,905		10,138,804
Cheryl Miller Executive Vice President and Chief Financial Officer	2017	643,750	—	1,672,161		—		486,850		35,381	(5)	2,838,142
	2016	596,875	—	—		1,557,924		340,074		43,811		2,538,684
	2015	522,917	—	—		1,078,289		309,275		43,056		1,953,537
Thomas M. Conophy Executive Vice President and Chief Technology Officer	2017	600,000	—	1,393,437		—		449,400		131,543	(6)	2,574,380
Donna Parlapiano Executive Vice President, Franchise Operations, Mergers & Acquisitions and Corporate Real Estate	2017	635,000	—	928,958		—		486,850		17,742	(7)	2,068,550
	2016	532,084	—	315,180		322,889		257,485		17,571		1,445,209
	2015	515,208	102,000	286,207		266,263		193,722		17,393		1,380,793
Marc Cannon Executive Vice President - Chief Marketing Officer, Communications and Public Policy	2017	630,000	—	928,958		—		483,105		23,091	(8)	2,065,154
William R, Berman Former President and Chief Operating Officer	2017	491,779	—	2,415,359	(9)	—		—		1,512,064	(10)	4,419,202
	2016	771,875	—	—		1,884,002		627,518		45,315		3,328,710
	2015	687,731	—	—		2,156,578		507,528		431,113		3,782,950
Jonathan P. Ferrando Former Executive Vice President - General Counsel, Corporate Development and Human Resources	2017	195,433	—	—		1,478,678	(11)	—		1,721,390	(12)	3,395,501
	2016	747,917	—	—		2,608,618		607,275		43,212		4,007,022
	2015	700,000	—	—		2,970,749		570,969		33,921		4,275,639

(1)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For additional information regarding the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2017, 2016, and 2015, respectively.

Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the performance-based RSUs granted to certain named executive officers in 2017 as of the grant date would be as follows:

Mr. Jackson	Ms. Miller	Mr. Conophy	Ms. Parlapiano	Mr. Cannon	Mr. Berman
$9,483,350	$1,950,795	$1,625,612	$1,083,756	$1,083,756	$2,817,920(a)

(a)	Mr. Berman’s 2017 stock awards were canceled on June 30, 2017 in connection with his separation from the Company.

(2)
The amounts reported for personal usage by Mr. Jackson of corporate aircraft are calculated based on the aggregate incremental cost to the Company. Such incremental cost to the Company is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(3)	Includes amounts that are subject to the terms of the Deferred Bonus Program established for Mr. Jackson. See “Compensation Discussion and Analysis - Annual Incentive Awards.”

(4)
Includes $62,232 for personal usage of corporate aircraft, $45,000 for a vehicle allowance, and $24,403 for group term life insurance premiums, as well as the cost of a Company paid executive health examination.

(5)	Includes $29,571 for demonstrator vehicle usage, as well as the cost of a Company paid executive health examination.

(6)	Includes $98,221 for relocation reimbursement (including $35,960 for tax reimbursement) and $24,871 for demonstrator vehicle usage, as well as the cost of a Company paid executive health examination.

(7)	Includes $15,600 for vehicle allowance.

(8)	Includes $15,244 for vehicle allowance, as well as the cost of a Company paid executive health examination.

(9)	Mr. Berman’s 2017 stock awards were canceled on June 30, 2017 in connection with his separation from the Company.

(10)
Includes $1,468,250 for severance compensation (received pursuant to the terms of the Separation Agreement by and between the Company and Mr. Berman described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures”), as well as $42,297 for vehicle allowance.

(11)
Pursuant to the terms of the Retirement Agreement by and between the Company and Mr. Ferrando described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures,” the Company agreed to accelerate the vesting of unvested options held by Mr. Ferrando and agreed that such unvested options would remain exercisable until March 31, 2020. The amounts reported reflect the aggregate grant date fair value of each modified award computed in accordance with FASB ASC Topic 718. The exercise price of each such unvested option was higher than the closing price per share of our common stock on the effective date of his retirement.

(12)
Includes $1,700,625 for severance compensation (received pursuant to the terms of the Retirement Agreement referenced in footnote 11 above), as well as $9,645 for demonstrator vehicle usage and the cost of a Company paid executive health examination.

Employment Agreement with CEO. On January 15, 2015, we entered into an amended employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement, which expires on December 31, 2019 (subject to earlier termination in certain circumstances), provides for a continuation of his base salary of $1,250,000 per year, subject to future increases as determined by the Compensation Committee. Mr. Jackson’s employment agreement also provides for his participation in the Executive Incentive Plan (or any successor or substitute to the Executive Incentive Plan), with bonus eligibility and performance objectives as established by the Compensation Committee, provided that the target award level will be no less than 150% of his base salary. For 2017, Mr. Jackson’s target award under the 2017 Plan was equal to 200% of his base salary. A portion of his annual incentive awards is payable on a deferred basis (without interest), subject to certain terms and conditions, as described above under “Compensation Discussion and Analysis - Annual Incentive Awards.” The agreement provides that Mr. Jackson will participate in our equity awards program during each year of his employment at the discretion of the Compensation Committee. See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in his employment agreement that provide for payments or benefits to him at, following, or in connection with, termination under certain circumstances. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Grants of Plan-Based Awards in Fiscal 2017
The following table sets forth certain information with respect to the non-equity incentive plan awards and the stock-based awards granted to our named executive officers in 2017. The material terms of these awards are described above in the sections titled “Annual Incentive Awards” and “Long-Term Incentive Awards” under “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017
Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mike Jackson	PBRSU	4/19/2017	1/30/2017					125,151				5,419,038
	PBRSU-EBITDA	4/19/2017	1/30/2017				12,515	25,030	37,545			1,083,799
	PBRSU-ROIC	4/19/2017	1/30/2017				12,515	25,030	37,545			1,083,799
	PBRSU-CSI	4/19/2017	1/30/2017				6,258	12,516	18,774			541,943
	Annual Cash			1,250,000	2,500,000	5,000,000
Cheryl Miller	PBRSU	4/19/2017	1/30/2017					25,745				1,114,759
	PBRSU-EBITDA	4/19/2017	1/30/2017				2,574	5,149	7,723			222,952
	PBRSU-ROIC	4/19/2017	1/30/2017				2,574	5,149	7,723			222,952
	PBRSU-CSI	4/19/2017	1/30/2017				1,287	2,575	3,862			111,498
	Annual Cash			227,500	455,000	910,000
Thomas M. Conophy	PBRSU	4/19/2017	1/30/2017					21,454				928,958
	PBRSU-EBITDA	4/19/2017	1/30/2017				2,145	4,291	6,436			185,800
	PBRSU-ROIC	4/19/2017	1/30/2017				2,145	4,291	6,436			185,800
	PBRSU-CSI	4/19/2017	1/30/2017				1,072	2,145	3,217			92,879
	Annual Cash			210,000	420,000	840,000
Donna Parlapiano	PBRSU	4/19/2017	1/30/2017					14,303				619,320
	PBRSU-EBITDA	4/19/2017	1/30/2017				1,430	2,860	4,290			123,838
	PBRSU-ROIC	4/19/2017	1/30/2017				1,430	2,860	4,290			123,838
	PBRSU-CSI	4/19/2017	1/30/2017				715	1,431	2,146			61,962
	Annual Cash			227,500	455,000	910,000
Marc Cannon	PBRSU	4/19/2017	1/30/2017					14,303				619,320
	PBRSU-EBITDA	4/19/2017	1/30/2017				1,430	2,860	4,290			123,838
	PBRSU-ROIC	4/19/2017	1/30/2017				1,430	2,860	4,290			123,838
	PBRSU-CSI	4/19/2017	1/30/2017				715	1,431	2,146			61,962
	Annual Cash			225,750	451,500	903,000
William R. Berman	PBRSU(2)	4/19/2017	1/30/2017					37,188				1,610,240
	PBRSU-EBITDA(2)	4/19/2017	1/30/2017				3,719	7,438	11,157			322,065
	PBRSU-ROIC(2)	4/19/2017	1/30/2017				3,719	7,438	11,157			322,065
	PBRSU-CSI(2)	4/19/2017	1/30/2017				1,859	3,718	5,577			160,989
	Annual Cash(3)			462,500	925,000	1,850,000
Jonathan P. Ferrando	Option(4)	3/31/2017								6,540	43.45	55,459
	Option(4)	3/31/2017								6,540	46.22	48,592
	Option(4)	3/31/2017								6,540	47.25	46,303
	Option(4)	3/31/2017								6,540	48.80	42,968
	Option(4)	3/31/2017								17,219	52.65	94,188
	Option(4)	3/31/2017								17,219	57.44	74,730
	Option(4)	3/31/2017								17,219	54.04	87,989
	Option(4)	3/31/2017								17,220	58.29	71,807
	Option(4)	3/31/2017								25,829	62.60	87,560
	Option(4)	3/31/2017								25,829	62.93	86,269
	Option(4)	3/31/2017								25,829	58.08	108,740
	Option(4)	3/31/2017								25,830	64.48	80,073
	Option(4)	3/31/2017								108,000	52.53	594,000
	Annual Cash(3)			375,000	750,000	1,500,000

(1)	Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(2)	Mr. Berman’s 2017 stock awards were canceled on June 30, 2017 in connection with his separation from the Company.

(3)
Messrs. Berman and Ferrando received a prorated 2017 incentive award, based on time served as an employee of the Company during 2017. See “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures” below.

(4)
Pursuant to the terms of the Retirement Agreement by and between the Company and Mr. Ferrando described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures,” the Company agreed to accelerate the vesting of unvested options held by Mr. Ferrando and agreed that such unvested options would remain exercisable until March 31, 2020. The amounts reported reflect the aggregate grant date fair value of each modified award computed in accordance with FASB ASC Topic 718. The exercise price of each such unvested option was higher than the closing price per share of our common stock on the effective date of his retirement.

Outstanding Equity Awards at End of Fiscal 2017
The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units held by our named executive officers as of December 31, 2017. Mr. Berman did not hold any equity awards as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2017
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mike Jackson(2)	9/1/2009	33,006	—	18.02	3/2/2019
	3/1/2010	37,104	—	18.20	3/1/2020
	6/1/2010	37,104	—	19.64	3/1/2020
	9/1/2010	37,104	—	23.21	3/1/2020
	12/1/2010	37,104	—	26.49	3/1/2020
	3/1/2011	32,231	—	32.50	3/1/2021
	6/1/2011	32,231	—	34.51	3/1/2021
	9/1/2011	32,231	—	40.37	3/1/2021
	12/1/2011	32,231	—	35.99	3/1/2021
	3/1/2012	29,294	—	34.09	3/1/2022
	6/1/2012	29,294	—	35.00	3/1/2022
	9/4/2012	29,294	—	41.16	3/1/2022
	12/3/2012	29,294	—	38.63	3/1/2022
	3/1/2013	25,316	—	43.45	3/1/2023
	6/3/2013	25,316	—	46.22	3/1/2023
	9/3/2013	25,316	—	47.25	3/1/2023
	12/2/2013	25,316	—	48.80	3/1/2023
	3/3/2014	35,798	20,503	52.65	3/3/2024
	6/2/2014	35,799	20,503	57.44	3/3/2024
	9/2/2014	35,799	20,503	54.04	3/3/2024
	12/1/2014	35,799	20,503	58.29	3/3/2024
	3/2/2015	23,865	41,006	62.60	3/2/2025
	6/1/2015	23,866	41,006	62.93	3/2/2025
	9/1/2015	23,866	41,006	58.08	3/2/2025
	12/1/2015	23,866	41,006	64.48	3/2/2025
	3/1/2016	61,983	319,500	52.53	3/1/2026

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2017
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mike Jackson(2)	4/19/2017					—	—	125,151		6,424,001
(continued)	4/19/2017					—	—	12,515		642,395
	4/19/2017					—	—	12,515		642,395
	4/19/2017					—	—	6,258		321,223
Cheryl Miller	6/1/2009	245	—	16.99	3/2/2019
	9/1/2009	246	—	18.02	3/2/2019
	12/1/2009	246	—	17.70	3/2/2019
	3/1/2010	715	—	18.20	3/1/2020
	6/1/2010	715	—	19.64	3/1/2020
	9/1/2010	1,010	—	23.21	3/1/2020
	12/1/2010	1,010	—	26.49	3/1/2020
	3/1/2011	1,243	—	32.50	3/1/2021
	6/1/2011	1,243	—	34.51	3/1/2021
	9/1/2011	1,243	—	40.37	3/1/2021
	12/1/2011	1,243	—	35.99	3/1/2021
	3/1/2012	1,229	—	34.09	3/1/2022
	6/1/2012	1,229	—	35.00	3/1/2022
	9/4/2012	1,229	—	41.16	3/1/2022
	12/3/2012	1,229	—	38.63	3/1/2022
	3/1/2013	1,150	—	43.45	3/1/2023
	6/3/2013	1,150	—	46.22	3/1/2023
	9/3/2013	1,150	—	47.25	3/1/2023
	12/2/2013	1,150	—	48.80	3/1/2023
	3/3/2014					903	46,351	—		—
	3/3/2014	38,405	12,802	52.65	3/3/2024
	6/2/2014	8,405	2,802	57.44	3/3/2024
	9/2/2014	8,405	2,802	54.04	3/3/2024
	12/1/2014	8,405	2,802	58.29	3/3/2024
	3/2/2015	6,250	6,250	62.60	3/2/2025
	6/1/2015	6,250	6,250	62.93	3/2/2025
	9/1/2015	6,250	6,250	58.08	3/2/2025
	12/1/2015	6,250	6,250	64.48	3/2/2025
	3/1/2016	21,500	64,500	52.53	3/1/2026
	4/19/2017					—	—	25,745	(4)	1,321,491
	4/19/2017					—	—	2,574	(5)	132,123
	4/19/2017					—	—	2,574	(5)	132,123
	4/19/2017					—	—	1,287	(5)	66,062
Thomas M. Conophy	10/31/2016					3,750	192,488	—		—
	4/19/2017					—	—	21,454	(4)	1,101,234
	4/19/2017					—	—	2,145	(5)	110,103
	4/19/2017					—	—	2,145	(5)	110,103
	4/19/2017					—	—	1,072	(5)	55,026
Donna Parlapiano	3/1/2011	1,041	—	32.50	3/1/2021
	6/1/2011	1,041	—	34.51	3/1/2021
	9/1/2011	2,081	—	40.37	3/1/2021

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2017
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Donna Parlapiano	12/1/2011	1,041	—	35.99	3/1/2021
(continued)	3/1/2012	1,892	—	34.09	3/1/2022
	6/1/2012	1,892	—	35.00	3/1/2022
	9/4/2012	2,838	—	41.16	3/1/2022
	12/3/2012	2,838	—	38.63	3/1/2022
	3/1/2013	3,270	—	43.45	3/1/2023
	6/3/2013	3,270	—	46.22	3/1/2023
	9/3/2013	3,270	—	47.25	3/1/2023
	12/2/2013	3,270	—	48.80	3/1/2023
	3/3/2014					1,143	58,670	—		—
	3/3/2014	2,570	857	52.65	3/3/2024
	6/2/2014	2,570	857	57.44	3/3/2024
	9/2/2014	2,570	857	54.04	3/3/2024
	12/1/2014	2,570	857	58.29	3/3/2024
	3/2/2015					2,286	117,340	—		—
	3/2/2015	1,713	1,714	62.60	3/2/2025
	6/1/2015	1,713	1,714	62.93	3/2/2025
	9/1/2015	1,713	1,714	58.08	3/2/2025
	12/1/2015	1,713	1,714	64.48	3/2/2025
	3/1/2016					4,500	230,985	—		—
	3/1/2016	4,456	13,368	52.53	3/1/2026
	4/19/2017					—	—	14,303	(4)	734,173
	4/19/2017					—	—	1,430	(5)	73,402
	4/19/2017					—	—	1,430	(5)	73,402
	4/19/2017					—	—	715	(5)	36,701
Marc Cannon	3/1/2011	1,041	—	32.50	3/1/2021
	6/1/2011	1,041	—	34.51	3/1/2021
	9/1/2011	4,162	—	40.37	3/1/2021
	12/1/2011	1,041	—	35.99	3/1/2021
	3/1/2012	1,892	—	34.09	3/1/2022
	6/1/2012	1,892	—	35.00	3/1/2022
	9/4/2012	3,784	—	41.16	3/1/2022
	12/3/2012	3,784	—	38.63	3/1/2022
	3/1/2013	3,270	—	43.45	3/1/2023
	6/3/2013	3,270	—	46.22	3/1/2023
	9/3/2013	3,270	—	47.25	3/1/2023
	12/2/2013	3,270	—	48.80	3/1/2023
	3/3/2014					830	42,604	—		—
	3/3/2014	2,570	857	52.65	3/3/2024
	6/2/2014	2,570	857	57.44	3/3/2024
	9/2/2014	2,570	857	54.04	3/3/2024
	12/1/2014	2,570	857	58.29	3/3/2024
	3/2/2015					1,661	85,259	—		—
	3/2/2015	1,713	1,714	62.60	3/2/2025
	6/1/2015	1,713	1,714	62.93	3/2/2025

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2017
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Marc Cannon	9/1/2015	1,713	1,714	58.08	3/2/2025
(continued)	12/1/2015	1,713	1,714	64.48	3/2/2025
	3/1/2016					3,057	156,916	—		—
	3/1/2016	4,456	13,368	52.53	3/1/2026
	4/19/2017					—	—	14,303	(4)	734,173
	4/19/2017					—	—	1,430	(5)	73,402
	4/19/2017					—	—	1,430	(5)	73,402
	4/19/2017					—	—	715	(5)	36,701
Jonathan P. Ferrando	3/31/2017	17,219	—	52.65	3/31/2020
	3/31/2017	17,219	—	57.44	3/31/2020
	3/31/2017	17,219	—	54.04	3/31/2020
	3/31/2017	17,220	—	58.29	3/31/2020
	3/31/2017	25,829	—	62.60	3/31/2020
	3/31/2017	25,829	—	62.93	3/31/2020
	3/31/2017	25,829	—	58.08	3/31/2020
	3/31/2017	25,830	—	64.48	3/31/2020
	3/31/2017	108,000	—	52.53	3/31/2020

(1)
Stock options and shares of restricted stock vested or will vest in 25% annual increments on each of the first four anniversaries of June 1 of the year in which they were granted for awards granted prior to 2016 and March 1 of the year in which they were granted for awards granted in 2016.

(2)
All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary. Options transferred by Mr. Jackson during 2017 and in previous years pursuant to transactions that were exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder are not shown in the table.

(3)	Based on the closing price per share of our common stock on December 29, 2017 ($51.33).

(4)	These restricted stock unit awards will vest in 25% annual increments on each of the first four anniversaries of the grant date.

(5)
These restricted stock unit awards are scheduled to cliff vest on the date that achievement of the applicable performance goal is certified following the three-year performance period ending on December 31, 2019.

Option Exercises and Stock Vested in Fiscal 2017
The following table provides information concerning exercises of stock options and vesting of restricted stock held by the named executive officers during 2017.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2017
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike Jackson	—	—	—	—
Cheryl Miller	—	—	1,287	51,930
Thomas M. Conophy	—	—	1,250	59,250
Donna Parlapiano	—	—	4,876	206,137
Marc Cannon	—	—	3,470	146,393
William R. Berman	27,204	221,167	1,246	50,276
Jonathan P. Ferrando	433,436	5,594,978	—	—
Non-Qualified Deferred Compensation in Fiscal 2017
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords the named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2017, we provided matching contributions for both the DCP and the AutoNation 401(k) Plan. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) Plan.
For 2017, we provided eligible participants under the DCP a matching contribution of up to 50% of the first $5,400 deferred. The 2017 matching contributions were credited by the Company as of January 2, 2018. One-third of the 2017 matching contributions vested as of January 2, 2018, and an additional one-third will vest in January 2019 and 2020, provided, however, that a participant’s matching contribution will immediately vest in the event of the death of such participant while actively employed, the disability of such participant, or the attainment of age sixty with at least six years of service by such participant. Our non-employee directors are also eligible to defer all or a portion of their annual and committee retainers under the DCP. We do not provide matching contributions to non-employee directors that participate in the DCP.
Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.
For 2018, we will provide eligible participants under the DCP a matching contribution of up to 100% of the first $5,500 deferred.

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2017.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2017
Name	Executive Contributions in Last Fiscal Year ($)		AutoNation Contributions in Last Fiscal Year ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mike Jackson	445,833	(2)	—		—	—	783,208	(2)
Cheryl Miller	49,000	(3)	2,700	(4)	22,529	—	183,459	(5)
Thomas M. Conophy	60,000	(3)	2,700	(4)	5,017	—	67,717
Donna Parlapiano	—		—		1,787	—	9,284	(6)
Marc Cannon	90,000	(3)	2,700	(4)	91,936	—	556,352
William R. Berman(7)	115,159	(3)	—		107,632	887,362	—
Jonathan P. Ferrando(8)	25,000	(3)	—		6,896	157,023	11,604	(9)

(1)	These amounts are not included in the “Summary Compensation Table.”

(2)
Amount reflects the portion of Mr. Jackson’s non-equity incentive plan compensation for 2017 that was subject to the terms of the Deferred Bonus Program (included in the “Non-Equity Incentive Plan Compensation” column for 2017 in the “Summary Compensation Table”). See “Compensation Discussion and Analysis - Annual Incentive Awards” for additional information regarding the Deferred Bonus Program. Mr. Jackson did not participate in the DCP.

(3)
Amounts are included in the “Salary” column for 2017 in the “Summary Compensation Table,” except for $25,000 for Ms. Miller, $40,000 for Mr. Cannon, and $62,752 for Mr. Berman, which amounts are included in the “Non-Equity Incentive Plan Compensation” column for 2016 in the “Summary Compensation Table” for each of them.

(4)	Amounts represent 2017 matching contributions under the DCP, which were credited by the Company as of January 2, 2018.

(5)	$39,438 and $12,500 of this amount has been previously reported as compensation in the “Summary Compensation Table” for 2016 and 2015, respectively.

(6)	$4,002 of this amount has been previously reported as compensation in the “Summary Compensation Table” for 2015.

(7)	In connection with his resignation, Mr. Berman forfeited $2,860 related to unvested matching contributions.

(8)	In connection with his resignation, Mr. Ferrando forfeited $2,803 related to unvested matching contributions.

(9)
Amount, other than (a) contributions reported in the “Executive Contributions in Last Fiscal Year” and “AutoNation Contributions in Last Fiscal Year” columns and (b) gains or losses not required to be reported in the “Summary Compensation Table,” has been previously reported as compensation in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to each of our named executive officers, other than Messrs. Ferrando and Berman, under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 29, 2017, the last business day of our last completed fiscal year. See “Named Executive Officer Departures” below for information regarding certain separation agreements we entered into with Mr. Ferrando and Mr. Berman prior to December 29, 2017. The amount of compensation payable to each named executive officer serving on December 29, 2017 upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
General Assumptions
Stock-Based Awards
In certain cases upon a termination of employment, the vesting of unvested stock options and shares of restricted stock would be accelerated. In the event of a participant’s death, the vesting of RSUs would be accelerated or would continue on a prorated basis, subject to the satisfaction of applicable performance goals. In certain cases upon a termination of employment (other than as a result of death), the vesting of RSUs would continue in full or on a prorated basis, subject to the satisfaction of applicable performance goals, following the termination of employment.
To determine the value of each unvested stock option that would accelerate in the applicable cases, we calculated the difference, if positive, between (1) the closing price per share of our common stock on December 29, 2017, which was $51.33, and (2) the exercise price of such stock option, and multiplied such difference by the number of shares underlying such stock option. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options. All unvested stock options held by our named executive officers as of December 29, 2017 had a higher exercise price than the closing price per share of our common stock on such date. Accordingly, no value is shown for the acceleration of such unvested stock options in the tables below.
To determine the market value of unvested shares of restricted stock and RSUs that would accelerate, and the market value of unvested RSUs that would continue to vest in the applicable cases, we multiplied (x) the number of unvested shares of restricted stock and RSUs that would accelerate or continue to vest by (y) $51.33. In addition, in the case of unvested RSUs that would continue to vest on a prorated basis subject to the satisfaction of applicable performance goals, we assumed that the target level of performance would be achieved.
Benefits
Mr. Jackson is eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense based on the applicable premiums as of January 1, 2018.
Change in Control
We have not entered into any change in control agreements with any of our named executive officers. Under the 2008 Plan, in the event of a “change in control” (as defined in the 2008 Plan and related agreements), all outstanding stock options held by a named executive officer shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. In addition, in the event of a change in control, all unvested shares of restricted stock held by a named executive officer shall immediately vest.

Under the 2017 Plan, if an outstanding award is continued, assumed, or substituted in connection with a “change in control” (as defined in the 2017 Plan and related agreements), then, in the case of awards subject to performance goals:

•
the performance goals will be deemed to be achieved at the target level of performance, and the awards will vest in full at the end of the applicable performance period, subject to the participant’s continued employment, and

•
if within 24 months following such change in control, a participant’s employment or service is terminated without cause or the participant resigns with good reason (as defined in the 2017 Plan and related agreements), all of the participant’s outstanding equity awards that have not yet vested will immediately vest and become exercisable and all restrictions on such awards will immediately lapse.

Under the 2017 Plan, if an outstanding award is not continued, assumed, or substituted in connection with a change in control, then such award will immediately vest and become exercisable and all restrictions on such awards will immediately lapse (if applicable, assuming achievement at the target level of performance goals).
The following tables disclose the value of unvested stock options, shares of restricted stock, and restricted stock units held by our named executive officers that would have accelerated if a change in control had taken place on December 29, 2017, the last business day of 2017. To determine such value, we used the formula described above under “Stock-Based Awards.” With respect to awards granted under the 2017 Plan, we assumed that such awards were not continued, assumed, or substituted in connection with the change in control.
Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants. In addition, if a named executive officer violates these restrictive covenants or other Company policy, (x) all vested and unvested employee stock options held by him or her would terminate immediately, and he or she would be required to pay to the Company an amount equal to the gain on any exercise of any stock option exercised by him or her during the preceding 12 months and (y) all unvested shares of restricted stock held by him or her would be immediately forfeited, and he or she would be required to pay to the Company an amount equal to the value of any restricted stock that vested during the preceding 12 months. The following tables assume that each of our named executive officers would have complied with these agreements.
Receipt of Benefits
To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
Termination for Cause (Employment Agreement)
Under our employment agreement with Mr. Jackson, termination for “cause” generally means termination because of (i) the executive’s breach of any of his covenants contained in the employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Termination for Cause (Equity Compensation Plans)
Under our equity compensation plans, termination for “cause” generally means termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive’s failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Termination for Good Reason
Under our employment agreement with Mr. Jackson, termination for “good reason” generally means the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause the executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the employment agreement, or (ii) a material breach of the employment agreement by us, which breach is not cured within ten days after written notice is received by us.
Retirement
Retirement (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).
Mike Jackson

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$3,274,250	—	—	—	$3,274,250	—
Deferred Bonus	—	$783,208	—	$783,208	—	$783,208	—
Acceleration of Unvested RSUs	—	$9,636,027	7,494,642	7,494,642	7,494,642	$9,636,027	9,636,027
Post-Separation Health and Welfare Benefits	—	$20,766	—	—	—	$20,766	—
Termination for Cause
If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be canceled.
Voluntary Termination for Good Reason
If Mr. Jackson terminates his employment with us for “good reason,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the prorata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination

(or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as the annual bonuses for the relevant year are paid to other bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Since the assumed date of termination is year-end, payment of the amount due under clause (ii) above (which was $2,675,000 for 2017, a portion of which is subject to the terms of the Deferred Bonus Program discussed below) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the table above.
In addition, in accordance with the terms of his employment agreement, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options or other stock-based awards held by him will immediately vest on such termination, and stock options or other stock-based awards carrying a right to exercise will survive and be exercisable until the first anniversary of such termination.
Mr. Jackson and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period).
The Deferred Bonus Program established for Mr. Jackson in 2016 provides that he is entitled to the amounts deferred thereunder in the event of his death or disability (as defined in Section 409A of the Code), if his employment is terminated without cause (as defined in his employment agreement), or if he terminates his employment for good reason (as defined in his employment agreement). See “Compensation Discussion and Analysis - Annual Incentive Awards.”
Voluntary Termination Without Good Reason
If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Mr. Jackson’s employment is terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination would immediately vest and remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
With respect to RSUs granted under the 2017 Plan, if Mr. Jackson’s employment is terminated due to death, the RSUs that were granted subject solely to a one-year performance goal would immediately vest, and the RSUs that were granted subject to a three-year performance goal would continue to vest on a prorated basis (with the payout level determined based on actual performance). If Mr. Jackson’s employment is terminated due to disability, then he will continue to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complies with any non-compete, non-disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
As noted above, if Mr. Jackson’s employment had terminated due to death or disability, he would have been entitled to all amounts deferred under the Deferred Bonus Program established for Mr. Jackson in 2016.
Retirement
In the event of Mr. Jackson’s retirement, all stock options held by Mr. Jackson at the time of termination would immediately vest and remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination. In addition, he would continue to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complies with any non-compete, non-disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.

Involuntary Termination Without Cause
If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the first paragraph under “Voluntary Termination for Good Reason” above. In addition, as noted above, if we had terminated Mr. Jackson’s employment without “cause,” he would have been entitled to all amounts deferred under the Deferred Bonus Program established for Mr. Jackson in 2016.
Material Conditions and Obligations
Mr. Jackson will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.
Cheryl Miller

	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	$1,588,099	—	—	$2,028,613
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Thomas M. Conophy

	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	$1,477,226	—	—	$1,844,338
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Donna Parlapiano

	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	$1,263,488	—	—	$1,508,229
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Marc Cannon

	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Shares of Restricted Stock and RSUs	—	$1,141,271	$1,141,271	$1,141,271	$1,141,271	$1,386,013
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—

Termination for Cause
If we terminate Mses. Miller’s or Parlapiano’s or Messrs. Conophy’s or Cannon’s employment for “cause,” they are not entitled to any payments triggered by the termination, and all options (whether vested or unvested) and any unvested shares of restricted stock or restricted stock units held by such executive on the date of termination will be canceled.
Voluntary Termination
If Mses. Miller or Parlapiano or Mr. Conophy voluntarily terminates his or her employment for any reason, such executive is not entitled to any payments triggered by the termination, any options held by such executive, to the extent exercisable on the date of termination, would remain exercisable until the earlier of the expiration date of the options or 60 days following the date of termination, and any unvested options, shares of restricted stock, or restricted stock units held by such executive on the date of termination would be canceled. Since Mr. Cannon is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Mses. Miller’s or Parlapiano’s or Messrs. Conophy’s or Cannon’s employment is terminated because of death or disability (as defined in our equity compensation plans), such executive would not be entitled to any payments triggered by the termination. With respect to options and shares of restricted stock granted under the 2008 Plan, any unvested options and any unvested shares of restricted stock held by such executive would immediately vest, and all such options and all vested options held by such executive would remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
If Mses. Miller’s or Parlapiano’s or Messrs. Conophy’s or Cannon’s employment is terminated because of death, any RSUs that were granted subject solely to a one-year performance goal would immediately vest, and any RSUs that were granted subject to a three-year performance goal would continue to vest on a prorated basis (with the payout level determined based on actual performance). If Mses. Miller’s or Parlapiano’s or Messrs. Conophy’s or Cannon’s employment is terminated due to disability, then such executive would continue to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if such executive fully complies with any non-compete, non-disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between him or her and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
Retirement
In the event of Mses. Miller’s or Parlapiano’s or Mr. Conophy’s retirement, he or she will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above. Mses. Miller and Parlapiano and Mr. Conophy were not at December 29, 2017 and are not currently eligible for retirement treatment under our equity compensation plans.
Mr. Cannon is retirement eligible under our equity compensation plans. In the event of Mr. Cannon’s retirement, with respect to options and shares of restricted stock granted under the 2008 Plan, all shares of restricted stock held by him at the time of termination would immediately vest, and all options held by him would immediately vest and remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination. In addition, upon retirement he would continue to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complies with any non-compete, non-disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
Involuntary Termination Without Cause
If we terminate Mses. Miller’s or Parlapiano’s or Mr. Conophy’s employment without “cause,” he or she will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above. Since Mr. Cannon is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph above.

Material Conditions and Obligations
Mses. Miller’s or Parlapiano’s or Messrs. Conophy’s or Cannon’s will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.
Named Executive Officer Departures
Jonathan P. Ferrando
Mr. Ferrando retired from the Company effective as of March 31, 2017. As disclosed in a Current Report on Form 8-K filed with the SEC on March 8, 2017, in connection with his retirement, the Company entered into a Retirement Agreement with Mr. Ferrando. Pursuant to the terms of the Retirement Agreement, in consideration for, among other things, his compliance with non-solicitation, no-hire, confidentiality, and cooperation obligations, as well as his compliance with all other agreements between him and the Company, including non-competition agreements, the Company agreed to pay to Mr. Ferrando (i) severance compensation equal to $2,250,000, less applicable taxes and withholdings, payable in 36 semi-monthly installments over 18 months and (ii) a prorated 2017 incentive award, based on time served as an employee of the Company during 2017 and a 2017 annual target award equal to 100% of his salary, at the same time and at the same payout level as the 2017 incentive awards are paid to other executives of the Company.
In addition, the Company agreed to accelerate the vesting of unvested options held by Mr. Ferrando and agreed that such unvested options would remain exercisable until March 31, 2020. The exercise price of each such unvested option was higher than the closing price per share of our common stock on the effective date of his retirement. All other unvested equity awards held by Mr. Ferrando terminated as of the effective date of his retirement. All vested options held by Mr. Ferrando were treated in accordance with the terms of the applicable equity award agreements and equity plans.
In consideration for Mr. Ferrando agreeing to extend his non-competition and non-solicitation covenants through March 31, 2020, the Company also agreed to pay to Mr. Ferrando $1,500,000, less applicable taxes and withholdings, payable in 72 semi-monthly installments over 36 months.
William R. Berman
Mr. Berman resigned from his position as President and Chief Operating Officer of the Company effective as of May 15, 2017. As disclosed in a Current Report on Form 8-K filed with the SEC on June 1, 2017, in connection with his resignation, the Company entered into a Separation Agreement with Mr. Berman. Pursuant to the terms of the Separation Agreement, in consideration for, among other things, his compliance with non-solicitation, no-hire, confidentiality, and cooperation obligations, as well as his compliance with all other agreements between him and the Company, including non-competition agreements, the Company agreed to pay to Mr. Berman (i) severance compensation equal to $2,775,000, less applicable taxes and withholdings, payable in 36 semi-monthly installments over 18 months following his separation of employment with the Company on June 30, 2017 and (ii) a prorated 2017 incentive award, based on time served as an employee of the Company during 2017 and a 2017 annual target award equal to 100% of his salary, at the same time and at the same payout level as the 2017 incentive awards are paid to other executives of the Company.
In accordance with the terms of the Company’s equity plans, all vested options held by Mr. Berman at the time of his separation remained exercisable for 60 days following the date of his separation, and all unvested equity awards then held were canceled.

PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Compensation Committee determined that the total annual compensation paid to our Chief Executive Officer in respect of 2017 was approximately 268 times the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) in respect of 2017.
For purposes of the pay ratio calculation, we identified the median employee by examining the 2017 total compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time or part-time basis, excluding contingent and outsourced employees and consultants. We calculated annual total compensation for all employees using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” above. The median of the annual total compensation of all of our employees (other than our Chief Executive Officer) was $45,543. The total compensation of our Chief Executive Officer is set forth in the “Summary Compensation Table” above under the heading “Total.”

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual consolidated financial statements. KPMG LLP (“KPMG”), AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG. Management advised us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with KPMG, including those matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”), and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG confirmed its independence, and we determined that KPMG’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review with management and KPMG of AutoNation’s audited consolidated financial statements and KPMG’s report on such consolidated financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Audit Committee:
Robert R. Grusky, Chair
Tomago Collins
David B. Edelson

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated each of the following ten persons to stand for election for a term expiring at the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Mike Jackson, Rick L. Burdick, Tomago Collins, David B. Edelson, Robert R. Grusky, Kaveh Khosrowshahi, Michael Larson, G. Mike Mikan, Alison H. Rosenthal, and Jacqueline A. Travisano. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2018. KPMG has served in this capacity since May 6, 2003. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For the lead audit engagement partner and the engagement quality control reviewing partner, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit engagement partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as a discussion by the full Committee and with management.
The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2018. Although not required by our organizational documents or applicable law, our Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of KPMG as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of KPMG is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.
Auditor Fees and Services
The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of KPMG. The following table shows the fees for audit and other services provided by KPMG for fiscal years 2016 and 2017.

Fee Category	2016	2017
Audit Fees	$3,115,100	$2,992,700
Audit-Related Fees	60,000	—
Tax Fees	—	—
All Other Fees	1,780	1,780
Total Fees	$3,176,880	$2,994,480
Audit Fees. This category includes fees billed for professional services rendered by KPMG for the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with acquisitions, new accounting standards, and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. This category consists of fees billed for the audit of the financial statements of our 401(k) Plan in 2016. No audit-related fees were billed by KPMG in 2017.

Tax Fees. No tax fees were billed by KPMG in 2016 or 2017.
All Other Fees. This category consists of fees billed for our use of KPMG’s online technical research service.
Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2016 and 2017, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for us and our subsidiaries for 2018.

PROPOSAL 3: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no fewer than” 100 shares of our common stock, or approximately 0.0001% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. Although Mr. Chevedden has attempted to make, or made, stockholder proposals to the Company every year since 2001, he has never personally attended an annual meeting to present one of his proposals. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“3 - Independent Board Chairman
Shareholders request that our Board of Directors adopt a policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.
If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.
Caterpillar is an example of a company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also reversed itself and named an independent board chairman in 2016.
It was reported that 53% of the Standard & Poors 1,500 firms separate these 2 positions in 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. This proposal topic also received the highest support of any of the various shareholder proposal topics voted at AutoNation - 27%-support.
AN did not report whether this 27%-support translated into more than 40%-support from the independent shares of AN. The 2017 AN annual meeting proxy did not give the 2017 shareholder proposal proponent credit for initially proposing shareholder proxy access immediately before AN adopted shareholder proxy access.
An independent director could focus on needed improvement of our board of directors. For example Rick Burdick had 26-years long-tenure. Long-tenure can impair the independence of a director no matter how well qualified. Mr. Burdick received 10-times as many negative votes as David Edelson and 2 other AN directors. Plus Mr. Burdick may be the most influential outside AN director since he made up 33% of the membership of 2 of our most important board committees.
Meanwhile newer directors do not own any stock after 2+ years according to a 2017 report: Tomago Collins and Kaveh Khosrowshahi. Our 2017 annual meeting proxy said that Mr. Khosrowshahi had a co-role at Allen & Company's Capital Markets Group but did not say how many employees this sub-entity had.
Michael Larson, as Lead Director, received the 2nd highest negative shareholder votes in 2017. Mr. Larson may be a distracted director while working on 4 Boards total. Also Mr. Larson cannot call a special shareholder meeting - which may indicate that our top management does not believe in a strong role for the Lead Director position.
Please vote to enhance Chairman of the Board oversight:
Independent Board Chairman - Proposal 3”

Board of Directors’ Response
Under our by-laws, the Board has the flexibility to determine whether it is in the best interests of our stockholders and the Company to separate or combine the roles of the Chairman of the Board and Chief Executive Officer at any point in time. This proposal would remove this flexibility and narrow the governance arrangements that the Board may consider, which could be contrary to the best interests of our stockholders. The Board believes that it should be permitted to use its business judgment to decide who is the best person to serve as Chairman of the Board, based on what is in the best interests of AutoNation at a given point in time, taking into account, among other things, the composition of the Board and the issues facing AutoNation. See also “Board of Directors and Corporate Governance - Role of the Board and Board Structure.”
Our Board is stockholder-oriented - approximately 22% of our outstanding shares of common stock are held by our directors or entities related to our directors (as of February 21, 2018) - and focused on the best interests of our stockholders. Furthermore, we have adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. For example, in May 2013, our Board amended our corporate governance guidelines to provide for a Lead Independent Director and appointed Michael Larson as our Lead Independent Director. See also “Board of Directors and Corporate Governance - Role of the Board and Board Structure.” Our independent directors meet in executive session. Ninety percent of our directors are “independent” under NYSE listing standards and AutoNation’s corporate governance guidelines. Additionally, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee, and the Technology Committee are each comprised solely of independent directors.
We note that similar stockholder proposals were presented at our 2016, 2014, 2012, 2010, and 2009 annual meetings of stockholders, and they were soundly rejected by AutoNation stockholders. Approximately 76%, 72%, 84%, 85%, and 86% of the votes cast in 2016, 2014, 2012, 2010, and 2009, respectively, voted against those proposals.
We also note that Mr. Chevedden, a purported owner of no fewer than 100 shares, or approximately 0.0001%, of our common stock and a stockholder proponent that sends out stockholder proposals to a large number of companies every year, has been sending stockholder proposals to the Company since 2001, none of which have received a majority stockholder vote. Instead, each time one of his stockholder proposals has been presented at an Annual Meeting of AutoNation stockholders, our stockholders have soundly rejected it. Further, in most cases, rather than presenting the stockholder proposal himself, a representative of the International Association of Machinists and Aerospace Workers (the “Machinists”) presented the stockholder proposal from Mr. Chevedden on his behalf. It is not clear to us what the nature of Mr. Chevedden’s relationship is with the Machinists or what his or the Machinists’ motivations are in making stockholder proposals, but we do know that the Machinists have been attempting to organize automotive dealership service technicians, including some of ours, for many years. While we do not ascribe improper motivations to Mr. Chevedden or the Machinists, we do not believe it is appropriate to make stockholder proposals based on personal or special interests - such as a desire to organize Company employees - or grievances against the Company that are not shared by stockholders as a whole.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.

OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Edmunds will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Messrs. Jackson and Edmunds were designated to be your proxies by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 866-540-7095 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2017 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7342, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
DIRECTIONS TO THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2018 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, April 19, 2018, at 8:00 a.m. Eastern Time. We have set forth below directions to AutoNation’s Headquarters.
From Interstate 95 (I-95)
Take I-95 (North or South) to Broward Blvd Exit. Head East on Broward Blvd until SW 1st Ave (also referred to as Brickell Ave). Turn right onto SW 1st Ave. AutoNation’s Headquarters will be on the left 0.1 miles ahead.

AutoNation

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_______________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 18, 2018.

Vote by Internet

- Go to **www.envisionreports.com/an**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Mike Jackson	☐	☐	☐	02 - Rick L. Burdick	☐	☐	☐	03 - Tomago Collins	☐	☐	☐
04 - David B. Edelson	☐	☐	☐	05 - Robert R. Grusky	☐	☐	☐	06 - Kaveh Khosrowshahi	☐	☐	☐
07 - Michael Larson	☐	☐	☐	08 - G. Mike Mikan	☐	☐	☐	09 - Alison H. Rosenthal	☐	☐	☐
10 - Jacqueline A. Travisano	☐	☐	☐								

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2018.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

	For	Against	Abstain
3. Adoption of stockholder proposal regarding an independent Board chairman.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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AutoNation, Inc.
2018 Annual Meeting of Stockholders
Thursday, April 19, 2018, 8:00 A.M. Eastern Time
AutoNation, Inc.
200 SW 1st Ave
Ft. Lauderdale, FL 33301
Upon arrival, please present this
admission ticket and photo identification
at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AutoNation, Inc.

This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.

Mike Jackson and C. Coleman Edmunds, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on April 19, 2018, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2017 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.